UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2014

AMERICAN EAGLE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50906	20-0237026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2549 W. Main Street, Suite 202, Littleton, CO 80120
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 798-5235

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.01 Completion of Acquisition or Disposition of Assets.

Purchase, Sale and Option Agreement

On March 27, 2014, we closed (the “Closing”) the purchase option in favor of us (the “Purchase Option”) under the PSO Agreement (as defined below). For $47 million ($45,750,000 after adjusting for positive purchase price adjustments) in cash paid by us to our joint venture partner (our “JV Partner”) at the Closing, we acquired additional working interests and net revenue interests from our JV Partner in our existing acreage and wells in the Spyglass and West Spyglass areas of Divide County, North Dakota (which we now refer to as our “Spyglass Area”) (the “Second Acquisition”).

The Second Acquisition increased our net operated acreage by 8,244 net acres and added approximately 450 barrels of oil equivalent per day (“BOEPD”) as of the June 1, 2013 effective date of the Second Acquisition. It also increased our Spyglass Area operated average working interest from approximately 44% to 55% in our total Spyglass Area and from approximately 51% to 60% in our proved area of Spyglass.

The Second Acquisition was consummated pursuant to the Purchase, Sale and Option Agreement dated August 12, 2013 (the “Initial PSO Agreement”) between our JV Partner and us, which we amended on September 30, 2013 (the “First Amendment”), amended again on October 2, 2013 (the “Second Amendment”), and subsequently amended a third time on March 27, 2014 in connection with the Closing (the “Third Amendment,” and, collectively with the Initial PSO Agreement, the First Amendment, and the Second Amendment, the “PSO Agreement”). In October 2013, we closed the first portion of the acquisition under the PSO Agreement, pursuant to which, for $47 million ($45 million at close after adjusting for positive purchase price adjustments), we purchased approximately 9,700 net acres in our Spyglass Area with production of approximately 750 BOEPD as of the June 1, 2013 effective date (the “First Acquisition”).

In connection with the Closing and pursuant to the Third Amendment, our JV Partner and we entered into a new Joint Operating Agreement that fully amends and replaces the previously existing joint operating agreements between us for the primary purposes of (i) reducing the area of mutual interest (the “AMI”) to limit it to the producing spacing units and (ii) extending the AMI for two years. Also effective upon the Closing, our obligations under an earlier Carry Agreement between our JV Partner and us have been completely satisfied.

For more detail regarding the materials terms of the PSO Agreement, the First Acquisition, the Purchase Option, the interests that are subject to the Purchase Option (including financial information with respect to such interests), and the Carry Agreement and the Farm-Out Agreement that we entered into with our JV Partner in connection with the PSO Agreement, see (i) our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on December 16, 2013 and (ii) our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2014.

Additional Acquisition in the Original West Spyglass Area

On March 27, 2014, for approximately $7.5 million paid by us to our JV Partner on such date, we purchased from our JV Partner approximately 5,000 net acres located in the original West Spyglass area of Divide County, North Dakota. The acquisition included all of our JV Partner’s leasehold, mutual interests, lease and title records, contractual and beneficial rights, together with any and all similar rights and interests appurtenant thereto, with an effective date as of March 1, 2014.

In connection with this acquisition, our JV Partner and we agreed to amend the terms of the Farm-Out Agreement, dated August 12, 2013, between us (i) to change the location of the sixth well covered thereunder, (ii) to provide that we shall farmout 50% of our working interest to our JV Partner on identical terms as stated in such Farm-Out Agreement, and (iii) to provide that we shall pay our remaining 50% working interest in the drilling of the sixth farm-out well. We also agreed to reimburse our JV Partner for certain costs incurred by it pertaining to the Shelly 3-2N-163-102 well.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2014	AMERICAN EAGLE ENERGY CORPORATION

	By:	/S/ Bradley Colby
Bradley Colby
President and Chief Executive Officer